Exhibit 9.1
AMENDED AND RESTATED VOTING AGREEMENT
     THIS AMENDED AND RESTATED VOTING AGREEMENT is entered into as of September 30, 2005, among Changing World Technologies, Inc. (the “Company”), and the individuals and entities named as Stockholders on the signature pages hereof (each a “Stockholder” and collectively, the “Stockholders”). Capitalized terms have the meanings specified in Article 1.
     WHEREAS, the Company, the Stockholders (other than Goldman) and ConAgra Foods, Inc. (“ConAgra”) are party to that certain Voting Agreement dated as of July 21, 2005 (the “Original Voting Agreement”);
     WHEREAS, following the transactions contemplated by that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as the date hereof, among the Company and GSFS Investments I Corp. (“Goldman”), the Stockholders collectively own a majority of the issued and outstanding Common Stock of the Company;
     WHEREAS, as a condition to the transactions contemplated by the Purchase Agreement, ConAgra, the Stockholders and the Company are required to enter into this Agreement and desire to amend and restate the Original Voting Agreement in its entirety;
     WHEREAS, the Stockholders (other than Goldman) acknowledge and agree that they will receive substantial benefit from the transactions contemplated by the Purchase Agreement.
     NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
     SECTION 1.01. Definitions. As used herein, the following terms, have the following meanings:
          “Agreement” means this Amended and Restated Voting Agreement as it may be amended from time to time.
          “Aggregate Ownership” means, in respect of any Stockholder or group of Stockholders, the total number of the relevant class of Company Securities owned (without duplication) by such Stockholder or group of Stockholders as of the date of such calculation, calculated on a Fully-Diluted basis.
          “Board” means the board of directors of the Company.
          “Bylaws” means the bylaws of the Company, as the same may be amended from time to time.

          “Charter” means the Amended and Restated Certificate of Incorporation of the Company, as the same may be amended from time to time.
          “Common Stock” means the Company’s common stock, par value $0.01 per share, and any stock into which such common stock may thereafter be converted, changed, reclassified or exchanged.
          “Company” has the meaning ascribed to such term in the recitals hereto.
          “Company Securities” means (i) the Common Stock, (ii) any other common stock issued by the Company, and (iii) any securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Common Stock or any other capital stock issued by the Company.
          “Exchange Agreement” means that certain Securities Exchange Agreement dated as of July 21, 2005 between the Company and ConAgra.
          “Fully-Diluted” means, in respect of any class of Company Securities, all outstanding shares and all shares issuable in respect of securities convertible into or exchangeable or exercisable for such class of Company Security, all stock appreciation rights, options, warrants and other rights to purchase or subscribe for such class of Company Securities or securities convertible into or exchangeable or exercisable for such class of Company Securities; provided, however, that if any of the foregoing stock appreciation rights, options, warrants or other rights to purchase or subscribe for such class of Company Securities are subject to vesting, the Company Securities subject to vesting shall be included in the definition of “Fully-Diluted” only upon and to the extent such Company Securities have vested.
          “group of Stockholders” means a “group” of Stockholders, as such term would be interpreted under Section 13(d) of the Securities Exchange Act of 1934, as amended.
          “Initial Ownership” means, in respect of any Stockholder or group of Stockholders, the Aggregate Ownership by such Stockholder or group of Stockholders as of the date hereof plus any Company Securities which such Stockholder or group of Stockholders may, from time to time, purchase pursuant to that certain warrant issued in connection with the Exchange Agreement, in each case taking into account any stock split, stock dividend, reverse stock split or similar event.
          “Person” any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.
          “Public Offering” means an underwritten public offering of Company Securities pursuant to an effective registration statement under the Securities Act of 1933, as amended or pursuant to any applicable foreign securities law, other than pursuant to a registration statement on
Form S-4 or Form S-8 or any similar or successor form.
          “Purchase Agreement” has the meaning ascribed to such term in the recitals hereto.

          “Stockholder” has the meaning ascribed to such term in the recitals hereto.
ARTICLE 2
CORPORATE GOVERNANCE
     SECTION 2.01. Composition of the Board.
          (a) The Board shall consist of not more than nine directors, one of whom may, at Goldman’s election, be designated by Goldman (the “Goldman Director”) and one of whom may, at ConAgra’s election, be designated by ConAgra (the “ConAgra Director”). Each of Goldman and ConAgra may, at their respective elections, from time to time, submit to the Company in writing the name of the individual it wishes to be designated to the Board as the Goldman Director or ConAgra Director, as applicable. Unless Goldman or ConAgra advise the Company otherwise, the Company may assume that the then current Goldman Director or ConAgra Director shall be Goldman’s and ConAgra’s designee’s, as applicable, at any future election of directors. Prior to the date this Agreement terminates pursuant to Section 4.02(b) hereof, the size of the Board may not be increased without the prior written consent of Goldman and ConAgra, in each case, which shall not be unreasonably withheld or delayed; provided that, the consent of Goldman and ConAgra shall not be required in connection with the expansion of the Board to provide bona fide, third party purchasers of Company securities after the date hereof with Board representation.
          (b) Each Stockholder shall vote all of its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of stockholders) in order to ensure that the size and composition of the Board is as set forth in this Article 2.
          (c) The Company shall cause each individual designated pursuant to Section 2.01(a) or 2.03 to be nominated to serve as a director on the Board, and shall take all other necessary actions (including calling a special meeting of the Board and/or stockholders) to ensure that the size and composition of the Board is as set forth in this Article 2.
     SECTION 2.02. Removal. No Stockholder shall vote any of its Company Securities in favor of the removal of the Goldman Director or the ConAgra Director, unless Goldman or ConAgra, as applicable, shall have consented to such removal in writing; provided, however, that if Goldman or ConAgra shall request in writing the removal of the Goldman Director or the ConAgra Director, as applicable, each Stockholder shall vote all its Company Securities that are entitled to vote in favor of such removal.
     SECTION 2.03. Vacancies. If, as a result of death, disability, retirement, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board:
          (a) in the case of a Goldman Director, Goldman may designate another individual (the “Goldman Replacement Nominee”) to fill such vacancy and serve as a director on the Board;

          (b) in the case of a ConAgra Director, ConAgra may designate another individual (the “ConAgra Replacement Nominee”) to fill such vacancy and serve as a director on the Board;
          (c) in the case of any other director, such vacancy may be filled in any manner consistent with the Company’s bylaws and certificate of incorporation; and
          (d) each Stockholder shall vote all of its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be, in order to ensure that the Goldman Replacement Nominee or the ConAgra Replacement Nominee, as applicable, be elected to the Board.
     SECTION 2.04. Charter or Bylaw Provisions. Each Stockholder shall vote all of its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be, and shall take all other actions necessary, to ensure that the Company’s Charter and Bylaws (i) facilitate, and do not at any time conflict with, any provision of this Agreement and (ii) permit each Stockholder to receive the benefits to which such Stockholder is entitled under this Agreement.
ARTICLE 3
CERTAIN REPRESENTATIONS, COVENANTS AND AGREEMENTS
     SECTION 3.01. Conflicting Agreements. Each Stockholder represents and agrees that it shall not (i) grant any proxy or enter into or agree to be bound by any voting trust or agreement in respect of the Company Securities, except as expressly contemplated by this Agreement, (ii) enter into any agreement or arrangement of any kind with any Person in respect of its Company Securities inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of any other Stockholder under this Agreement or (iii) act, for any reason, as a member of a group or in concert with any other Person in connection with the voting of its Company Securities in any manner that is inconsistent with the provisions of this Agreement.
     SECTION 3.02. Representations.
          (a) The Company hereby represents and warrants to each Stockholder as follows:
     (i) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to (a) own, lease and operate its properties, (b) carry on its business as currently conducted by it and (c) execute and deliver, and perform under this Agreement.
     (ii) Authority. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Company and the Company has all necessary corporate power and corporate authority with respect thereto. This Agreement is the valid and binding obligations of the Company enforceable in accordance with its terms.
     (iii) Noncontravention. Neither the execution and delivery by the Company of this Agreement, nor the consummation of any of the transactions contemplated hereby, nor the performance by the Company of any of its obligations hereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or
By-Laws of the Company, each as amended to date, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which it or any of the Company’s assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to the Company or (d) result in the creation or imposition of any liens upon any of the Company’s assets, or the Common Stock, or (e) interfere with or otherwise adversely affect the ability of the Company to carry on its business after the Closing Date on substantially the same basis as it is now conducted or as proposed to be conducted.
     (iv) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement.
     (b) Each Stockholder which is a corporation or a limited liability company hereby represents and warrants to the Company and each other Stockholder as follows:
     (i) Organization, Standing and Power. The Stockholder is duly organized, validly existing and in good standing under the laws of the state of its organization, with full power and authority to (a) own, lease and operate its properties, (b) carry on its business as currently conducted by it and (c) execute and deliver, and perform under this Agreement.
     (ii) Authority. The execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary governance action on the part of the Stockholder and the Stockholder has all necessary power and authority with respect thereto.
     (iii) Noncontravention. Neither the execution and delivery by the Stockholder of this Agreement, nor the consummation of any of the transactions contemplated hereby, nor the performance by the Stockholder of any of its obligations hereunder, will (nor with the giving of notice or the lapse of time or both would) conflict with or result in a breach of any provision of its governance documents.
     (c) Each Stockholder hereby represents and warrants to the Company and each other Stockholder as follows:
(i) Noncontravention. Neither the execution, delivery by the Stockholder of this Agreement, nor the consummation of any of the transactions contemplated hereby, nor the performance by the Stockholder of any of its obligations hereunder, will (nor with the giving of notice or the lapse of time or both would) (a) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to the Stockholder under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Stockholder is a party or by which it or any of the its assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (b) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to the Stockholder, or (c) result in the creation or imposition of any liens upon any of the Stockholder’s assets, or (d) interfere with or otherwise adversely affect the ability of the Stockholder to carry on its business after the date hereof on substantially the same basis as it is now conducted or as proposed to be conducted.
(ii) Binding Agreement. This Agreement is the valid and binding obligation of the Stockholder enforceable in accordance with its terms.
(iii) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Stockholder is required in connection with the valid execution and delivery of this Agreement.
     SECTION 3.03. Certain Other Matters. The Company shall not implement, and the Stockholders shall not approve or ratify, any share exchange, merger, restructuring, reclassification, reorganization, re-domestication or other plan which has an adverse effect on any Stockholder, unless each Stockholder is treated in a similar manner or afforded the same opportunity to participate, as applicable, in such transaction.
     SECTION 3.04. Waiver. Each investor set forth on Schedule A of the Securities Purchase Agreement dated as of October 24, 2002 hereby irrevocably waives its right of first offer under Section 7.8 thereof, solely as it applies to the transactions contemplated by the Purchase Agreement and ConAgra hereby irrevocably waives its right of first offer under Section 5.8 of the Exchange Agreement, solely as it applies to the transactions contemplated by the Purchase Agreement.

ARTICLE 4
MISCELLANEOUS
     SECTION 4.01. Binding Effect; Assignability; Benefit. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Any Stockholder that ceases to own beneficially any Company Securities shall cease to be bound by the terms hereof.
          (a) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto without the written consent of the Company, Goldman and ConAgra.
          (b) Nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     SECTION 4.02. Waiver; Amendment; Termination. (a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by (1) the Company; and (2) each Stockholder party hereto.
          (b) This Agreement shall terminate (A) with regard to Goldman’s rights hereunder upon the earlier of (i) the first Public Offering and (ii) such time as Goldman, together with its affiliates, owns less than 50% of its Initial Ownership; and (B) with regard to ConAgra’s rights hereunder upon the earlier of (i) the first Public Offering, (ii) such time as ConAgra owns less than 50% of its Initial Ownership and (iii) ConAgra’s Aggregate Ownership is less than 10% of the issued and outstanding Common Stock (on a Fully-Diluted basis).
     SECTION 4.03. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any principle of conflicts of laws thereof.
     SECTION 4.04. Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form.

Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
     SECTION 4.05. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     SECTION 4.06. Specific Enforcement; Cumulative Remedies. The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.
     SECTION 4.07. Entire Agreement. This Agreement and any exhibits and other documents referred to herein constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto, or between any of them, in respect of the subject matter hereof and thereof.
     SECTION 4.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     SECTION 4.09. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THE COMPANY:

CHANGING WORLD TECHNOLOGIES, INC.

By: Name:	/s/ Brian S. Appel Brian S. Appel
Title:	Chief Executive Officer

STOCKHOLDERS:

AB-CWT, LLC

By:	/s/ Brian S. Appel

Name:	Brian S. Appel
Title:	Managing Member

CONAGRA FOODS, INC.

By: Name:	/s/ Michael D. Walter Michael D. Walter
Title:	SVP Economic & Commercial Affairs

CWT VENTURES GROUP II LLC

By:
Name:
Title:	Member

Eizel 33, LLC

By: Name:	/s/ Ira B. Silver Ira B. Silver
Title:	Member

GSFS INVESTMENTS I CORP.

By:
Name:
Title:	Managing Director
[Signature Page to the Voting Agreement]

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[Signature Page to Voting Agreement — Continued]

ZACHARY I. SILVER 1999 TRUST

By:	/s/ Eve Silver Eve Silver, Trustee

EMILY J. SILVER 1999 TRUST

By:	/s/ Eve Silver Eve Silver, Trustee

LILA R. SILVER 1999 TRUST

By:	/s/ Eve Silver Eve Silver, Trustee

MALCOLM FINKELSTEIN 1999 TRUST

By:	/s/ Michael B. Finkelstein Michael B. Finkelstein, Trustee

BENJAMIN FINKELSTEIN 1999 TRUST

By:	/s/ Michael B. Finkelstein Michael B. Finkelstein, Trustee

CAROLINE S. FINKELSTEIN 1999 TRUST

By:	/s/ Michael B. Finkelstein Michael B. Finkelstein, Trustee

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[Signature Page to Voting Agreement — Continued]

JACOB ENTEL 1999 TRUST

By:	/s/ Deborah Entel Deborah Entel, Trustee

ALEXA M. ENTEL 1999 TRUST

By:	/s/ Deborah Entel Deborah Entel, Trustee

MED PARTNERS

By:	/s/ Michael B. Finkelstein Michael B. Finkelstein, Partner

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